Exhibit 99.1
FOR IMMEDIATE RELEASE	Contact:	Tracy Shilobrit
Manpower Inc.
+1.414.906.6088
tracy.shilobrit@manpower.com

Manpower Inc. Names Cari M. Dominguez to Board of Directors

MILWAUKEE, WI, USA (May 2, 2007) – Manpower Inc. (NYSE:MAN) today announced the appointment of Cari M. Dominguez, age 58, Former Chair of the U.S. Equal Employment Opportunity Commission (EEOC), to its board of directors, effective today.

“Cari’s experience in both business and government environments, shaping and implementing employment policies and programs, will be a tremendous asset to Manpower as the world labor markets continue to evolve, requiring ever-more sophisticated employment services for our clients worldwide,” said Jeffrey A. Joerres, chairman and CEO of Manpower Inc.

Dominguez was the United States’ 12th Chair of the EEOC from 2001 to 2006, and the first to have a workforce management background.  From 1993-2000, Dominguez held senior positions at two international executive search firms.  From 1989-1993 she served in the U.S. Department of Labor in roles including, Assistant Secretary for Employment Standards, Director of the Office of Federal Contract Compliance Programs, and Architect of the Labor Department’s Glass Ceiling Initiative.  Her corporate experience includes various human resource positions with Bank America Corporation, including Director of Executive Programs, and she also owned a management consulting firm for several years.

             Dominguez holds bachelor’s and master’s degrees from the School of International Service at American University in Washington, D.C.  In 2003, Loma Linda University conferred upon her the honorary degree of Doctor of Humanitarian Service.  She is a fellow of the Advanced Study Program in Public Management of the Massachusetts Institute of Technology (MIT) and has served on the boards of the Leadership Foundation of the International Women’s Forum and the Human Resources Planning Society.  In addition, she has been recognized as one of the "100 Most Influential Hispanics in the Country" by Hispanic Business magazine.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $18 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting.  Manpower's worldwide network of 4,400 offices in 73 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands:  Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management.  More information on Manpower Inc. is available at www.manpower.com.

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MANPOWER INC. • P.O. BOX 2053 • 5301 N. IRONWOOD RD., MILWAUKEE, WI  53201 • USA • PHONE 414-961-1000 • www.manpower.com